UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

April 1, 2005

Date of report (Date of earliest event reported)

ADVO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11720	06-0885252
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

One Targeting Centre, Windsor, Connecticut 06095

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (860) 285-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 1, 2005, the Company amended its three agreements with International Business Machines (“IBM”) to provide systems application, development and maintenance, a customer support center and client server management services. These agreements provide computer processing and systems legacy support to the Company. The Company’s regional production sites, sales offices and corporate headquarters are on-line with a computer processing center, enabling the day-to-day processing functions to be performed and providing ADVO’s corporate headquarters with management information.

The amendments extend the terms of the three agreements to December 31, 2012 and allow for cancellation in certain instances beginning on January 1, 2007 and in others on January 1, 2009, subject to termination charges. Total commitments under the terms of the agreement would be approximately $165 million through 2012. The agreements also provide for the Company to pay a cost of living adjustment due to inflation. In addition, the Company may receive additional credits or charges if the Company does not meet or exceed certain baseline utilization assumptions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVO, Inc.

Date: April 28, 2005	By	/s/ JOHN D. SPERIDAKOS
John D. Speridakos
Vice President & Controller